Exhibit 10.1

AS ADOPTED

BY THE BOARD OF DIRECTORS OF

PZENA INVESTMENT MANAGEMENT, INC.

ON JULY 21, 2009

PZENA INVESTMENT MANAGEMENT, INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

SECTION 1.      PURPOSE; BACKGROUND.  This plan shall be known as the Pzena Investment Management, Inc. Nonemployee Director Deferred Compensation Plan and is herein referred to as the “Plan.”  The Plan is an “unfunded” deferred compensation arrangement designed to attract and retain individuals to serve as Nonemployee Directors of Pzena Investment Management, Inc. (the “Company”) by allowing such individuals to defer payment of all or a portion of their director fees into deferred stock units, the value of which is based on the value of shares of Stock (as defined below).

SECTION 2.      DEFINITIONS.  The following definitions shall apply in interpreting the Plan:

2.1                                 “Account” shall mean a Participant’s book account established by the Company under the Plan to which Units shall be allocated with respect to deferred Compensation.

2.2                                 “Administrator” shall mean the Compensation Committee of the Board.

2.3                                 “Beneficiary” shall mean such individual or the trustee or trustees of a trust as may be designated by a Participant pursuant to such Participant’s deferral election.

2.4                                 “Board” shall mean the Board of Directors of the Company.

2.5                                 “Change in Control” (1) shall have the meaning ascribed to such term in the Equity Plan or (2) if the Equity Plan does not include such a definition, “Change in Control” shall mean an event constituting a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, in either case, within the meaning of Section 409A of the Code.

2.6                                 “Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, both as amended from time to time.

2.7                                 “Company” shall mean Pzena Investment Management, Inc., a Delaware corporation.

2.8                                 “Compensation” shall mean all amounts to be paid to a Nonemployee Director in respect of the individual’s service on the Board, including annual retainer fees (but excluding any payment or reimbursement with respect to any expenses arising from the individual’s service as a member of the Board) that would otherwise be payable in accordance with the Company’s policies as in effect from time to time.

2.9                                 “Equity Plan” shall mean the Company’s 2007 Equity Incentive Plan or any other successor plan or similar, stockholder-approved Company plan providing for the grant of awards relating to the value of the Company’s Stock.

2.10                           “Fair Market Value” of a share of Stock shall have the meaning ascribed to such term in the Equity Plan under which Units are being issued for purposes of the Plan.

2.11                           “Nonemployee Director” shall mean a member of the Board who is not an employee of the Company.

2.12                           “Participant” shall mean a Nonemployee Director who makes a deferral of Compensation under the terms of the Plan.

2.13                           “Plan Year” shall mean the calendar year commencing on January 1.

2.14                           “Separation from Service” shall mean the termination of a Participant’s service with the Company, within the meaning of Section 409A(a)(2)(A)(i) of the Code.

2.15                           “Stock” shall mean the Class A common stock of the Company, par value $0.01 per share.

2.16                           “Unforeseeable Emergency” shall have the meaning ascribed to such term under Section 409A(a)(2)(B)(ii) of the Code.

2.17                           “Unit” shall mean a stock unit allocated to a Participant’s Account, which shall at all times be equal in value to the Fair Market Value of one share of Stock and which shall be issuable under the Equity Plan.

SECTION 3.      PARTICIPATION.

3.1                                 General.  Any Nonemployee Director may elect to have all or part of the Compensation otherwise payable to the director deferred and paid at the time and in the manner prescribed herein.

3.2                                 Deferrals of Compensation.  A Nonemployee Director wishing to participate in the Plan shall make deferrals of Compensation no later than December 31 of the Plan Year immediately preceding the Plan Year in respect of which such Compensation may be earned.  Deferrals may be denominated in an aggregate dollar amount or as a percentage of Compensation and shall be allocated to the Account.  Notwithstanding the foregoing, the Administrator may allow a Nonemployee Director whose service on the Board begins during any Plan Year to make a deferral election prior to or within 30 days after the commencement of such Nonemployee Director’s service on the Board with respect to Compensation to be earned following the date on which such election is made.

3.3                                 Election to Defer to be Made Annually.  Elections to defer Compensation under the Plan shall be made on a Plan Year-to-Plan Year basis.   The amount accumulated under the Plan prior to a Participant’s decision not to defer Compensation with respect to any Plan Year will continue to be subject to the provisions of the Plan.

3.4                                 Timing of Distribution.  Distributions under the Plan shall be made in a single distribution of shares of Stock at such time as elected by the Participant at the time such deferral was elected.  At the time the deferral election is made, a Nonemployee Director may elect to receive such Participant’s Account upon the earlier to occur of:

(a)                      the date of the Participant’s death;

(b)                     the date the Participant becomes Disabled (as defined in Section 409A(a)(2)(C) of the Code);

(c)                      the date of the Participant’s Separation from Service with the Company for any reason other than death;

(d)                     a date specified by the Participant, provided that the date is not less than five years following the end of the calendar year to which the deferral relates.

3.5                                 No Further Deferrals Following Separation from Service.  Notwithstanding any other provision of the Plan to the contrary, in the event of a Separation from Service during any Plan Year, no Compensation as yet unpaid with respect to such Plan Year (or any future Plan Year) may be deferred under the Plan.

SECTION 4.      METHOD OF DEFERRAL OF COMPENSATION.

4.1                                 The Company shall establish a separate Account on its books in the name of each Participant.  There shall be allocated to each Participant’s Account all deferred Compensation at such times and in such amounts as such Compensation would have been available to the Participant had the Participant not deferred the receipt of such Compensation pursuant to Section 3.

4.2                                 Compensation deferred under the Plan shall be deferred in the form of Units equal to the number of shares of Stock hypothetically purchased with deferred Compensation.  Compensation deferred under the Plan for any Plan Year shall be recorded on the first day of the Plan Year, subject to forfeiture as set forth in Section 4.3.  The number of Units to be recorded with respect to each amount of deferred Compensation allocated to the Account shall be equal to (i) in the case of Compensation that otherwise would have been paid in cash, the quotient obtained by dividing the amount of deferred cash by the Fair Market Value of one share of Stock on the first day of the Plan Year with respect to which the deferred Compensation relates and (ii) in the case of Compensation that otherwise would have been paid in shares of Stock, the number of shares of Stock that would have been issued to the Participant during such Plan Year absent deferral under the Plan.  The Administrator’s determination of the value of a Unit shall be binding on the Company and its successors, the Participants and their Beneficiaries.

4.3                                 Forfeiture of Recently Deferred Amounts.  In the event of a Separation from Service, any amount deferred under the Plan with respect to the calendar quarter in which occurs the effective date of such Separation from Service and with respect to the remainder of the applicable Plan Year (including any dividend equivalents credited thereto) shall be immediately cancelled and forfeited.  On the last  day of each calendar quarter, amounts deferred under Section 4.2 on the first day of the applicable Plan Year shall become nonforfeitable and shall be distributed in accordance with the terms of the Plan.

Accordingly, in the event of Separation from Service:  (i) before March 31 of a Plan Year, 100% of the Units recorded on the first day of such Plan Year shall be cancelled and forfeited; (ii) on or after March 31 but before June 30 of a Plan Year, 75% of the Units recorded on the first day of such Plan Year shall be cancelled and forfeited; (iii) on or after June 30 but before September 30 of a Plan Year, 50% of the Units recorded on the first day of such Plan Year shall be cancelled and forfeited; and (iv) on or after September 30 but before December 31, of a Plan Year, 25% of the units recorded on the first day of such Plan Year shall be cancelled and forfeited.

4.4                                 Additional Units shall be credited to a Participant’s account as of each date (a “Dividend Date”) on which cash dividends and/or special dividends and distributions are paid with respect to Stock, provided that at least one Unit is credited to such Participant’s account as of the record date for such dividend or distribution.  The number of Units to be credited to a Participant’s account under the Plan as of any Dividend Date shall equal the quotient obtained by dividing (1) the product of (a) the number of the Units credited to such account on the record date for such dividend or distribution and (b) the per share dividend (or distribution value) payable on such Dividend Date by (2) the Fair Market Value of a share of Stock as of such Dividend Date.

4.5                                 Modification of Prior Deferral.  Once an election to defer Compensation has become irrevocable, a Participant may, with the prior consent of the Administrator, modify the time and form of payment of an amount previously deferred under the Plan (such modification, a “Subsequent Change”), subject to the following conditions:  (1) such Subsequent Change shall not take effect until as least 12 months after the date on which the Subsequent Change is made; (2) except with respect to a Subsequent Change relating to the form of distribution to be made upon the Participant’s death or Disability, the payment must be deferred for an additional period of not less than five years from the date such payment would otherwise have been paid; and (3) a Subsequent Change made with respect to payments elected under Section 3.4(e) (upon a specified date or dates) must be made not less than 12 months before the date the payment is scheduled to be made.

SECTION 5.      DISTRIBUTION OF DEFERRED COMPENSATION.

5.1                                 The Company shall pay to the Participant (or the Participant’s Beneficiary or estate, as applicable) the nonforfeitable balance credited to such Participant’s Account in a single distribution of shares on the first date of the calendar month following the date or event specified for such distribution by the Participant.  Distributions shall be made in the form of shares of Stock.

5.2                                 Notwithstanding any other provision of the Plan to the contrary, the Administrator in its sole discretion may at any time authorize the distribution of shares of Stock of part or all of the Participant’s Account to such Participant prior to the time such amount would otherwise be payable pursuant to the provisions of the Plan, in any case where the Administrator determines that the Participant has proved an Unforeseeable Emergency.  The value of any shares of Stock distributed under this section shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus the value of any shares of Stock to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause several financial hardship) as specified in Section 409A(a)(2)(B)(ii)(II) of the Code.  The determination of the Administrator shall be final, conclusive and binding upon all persons affected thereby.

5.3                                 Change in Control.  Notwithstanding anything in the Plan to the contrary, each participant’s Account shall be distributed in shares of Stock, immediately prior to a Change in Control, subject to the actual occurrence of the Change in Control, provided that the event constituting such Change in Control constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, in either case, within the meaning of Section 409A of the Code.

5.4                                 Notwithstanding anything in the Plan to the contrary, to the extent necessary to avoid the application of an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable pursuant to the Plan during the six-month period immediately following the Participant’s Separation from Service shall instead be paid on the first business day after the date that is six months following the Participant’s Separation from Service (or upon the Participant’s death, if earlier).

SECTION 6.      ADMINISTRATION.

6.1                                 The Plan shall be administered by the Administrator.  The Administrator may delegate such duties as it determines in its discretion to be necessary or desirable for the administration of the Plan.

6.2                                 All determinations made by the Administrator with respect to the Plan shall be conclusive and binding on the Company and its successors, the Participants and their Beneficiaries.  Neither the Company, the Administrator, the Fund nor any officer or employee thereof shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to its or his own willful misconduct or lack of good faith.

6.3                                 The Company intends the following with respect to this Plan:  (1) that Participants will not recognize gross income as a result of participation in the Plan unless and until and then only to the extent that distributions are received; (2) that the Plan shall be an “unfunded” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and (3) the design and administration of the Plan should comply with the requirements of Section 409A of the Code.  Notwithstanding the foregoing, no Nonemployee Director, Participant, former Participant, Beneficiary or any other person shall have any recourse against the Company, the Administrator or any of their affiliates, employees, agents, successors, assigns or other representatives if any of those conditions are determined not to be satisfied.

SECTION 7.      GENERAL PROVISIONS.

7.1                                 The number of Units allocated to Accounts shall be adjusted by the Administrator, as it deems appropriate, in the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan.

7.2                                 The right of any Participant to receive future distributions under the Plan shall be an unsecured claim against the general assets of the Company.

7.3                                 Notwithstanding any provision of the Plan to the contrary, no provision in the Plan shall create or be construed to create any claim, right or cause of action against either the Company or any of its subsidiaries or affiliates arising from any diminution in the value of the Units in connection with the deemed investments in Stock through the Accounts.

7.4                                 A Participant may change the Participant’s Beneficiary at any time by notifying the Administrator in such form as the Administrator shall from time to time designate.

7.5                                 No Participant or Beneficiary shall have any power to commute, encumber, sell, or otherwise dispose of the rights provided herein, and such rights shall be non-assignable and non-transferable.

SECTION 8.      EFFECTIVE DATE OF THE PLAN; TERMINATION AND AMENDMENT OF THE PLAN.

8.1                                 The Plan shall be effective as of July 21, 2009, the date it was adopted by the Company.  The Plan shall remain in effect until such time as it is terminated by the Company in accordance with the terms of the Plan and applicable law.

8.2                                 No Participant nor the Administrator shall have the power to terminate the Plan except as provided in Section 409A of the Code.  Upon termination of the Plan, all Accounts shall be paid in shares of Stock to each Participant or, if applicable, such Participant’s Beneficiary or estate.  The Company shall use its commercially reasonable best efforts to comply with the provisions of Section 409A of the Code with respect to termination of the Plan in order to ensure that amounts payable in connection with termination of the Plan shall not be subject to tax under Section 409A of the Code.

8.3                                 The Plan may be amended from time to time by the Administrator, provided that no amendment of the Plan shall have a material adverse effect on any Participant’s Account under the Plan without the prior written consent of such Participant.

EXHIBIT A
Deferral Form

Pzena Investment Management, Inc.

120 West 45th Street

New York, New York  10036

Attention:  [                  ]

Dear Sir or Madam:

Pursuant to the provisions of Section 3 of the Pzena Investment Management, Inc. Nonemployee Director Deferred Compensation Plan (hereinafter called the “Plan”), I hereby irrevocably make a deferral with respect to the following percentage of Compensation, which amount will be deferred in the manner provided in the Plan:

Total Amount to be Deferred

Annual Retainer:	%

This direction shall be effective for the Plan Year [        ] only.

I specifically and irrevocably designate that the amounts due me from my Account under the Plan shall be distributed to me, as specified in Section 5 of the Plan, upon the earlier to occur of:

•                  the date of my death;

•                  the date I become Disabled;

•                  my separation from service with the Company other than by reason of my death;

•                                   (no less than 5) years following the end of the calendar year to which this deferral relates (for example, under a 5-year deferral, a deferral made on 12/31/09 with respect to the year 2010 would end on 12/31/15)(1)

(1)                              A date need not be specified in order to participate in the Plan.  Participants who do not specify a date will be paid their deferred compensation on the earliest to occur of the three events listed above, subject to the terms of the Plan.

I acknowledge and agree that my Account will be paid to me (or my Beneficiary, if applicable) on the first day of the calendar month following the month in which occurs the first date or event specified above.  I understand and agree that all distributions from my Account shall be made in the form of  shares of Stock.

I hereby relinquish and release any and all rights to receive payment of the deferred amounts except in accordance with the Plan.

(continued on next page)

In the event that I should die while I am serving on the Board as a Nonemployee Director, I hereby direct that, pursuant to Section 5 thereof, all amounts distributable to me under the Plan be distributed as follows:

In a single distribution of shares of Stock to

(Insert Name of Beneficiary)

(If more than one Beneficiary is named,
indicate percentages to be paid to each Beneficiary)

Date:

[PARTICIPANT NAME]